UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 19, 2007 (October 30, 2006)

ICT GROUP, INC.

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania	0-20807	23-2458937
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Brandywine Boulevard Newtown, Pennsylvania	18940
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (267) 685-5000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c)).

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 19, 2007, the Compensation Committee (“Compensation Committee”) of the Board of Directors of ICT Group, Inc. (the “Company”) approved payments under the Company’s Quarterly Incentive Plan (QIP) for 2006 with respect to the achievement of individual management objectives (MBOs) by the participants in the QIP. Under the QIP for 2006, named executive officers other than the Chief Executive Officer, were eligible to receive quarterly cash payments for achievement of quarterly earnings per share targets set by the Compensation Committee at the beginning of the year and a cash payment, payable within 90 days after year end, for achievement of individual MBOs approved and evaluated by the Compensation Committee. The Chief Executive Officer’s entire 2006 QIP award is based upon achievement of the quarterly earnings per share targets set by the Committee and is paid within 90 days after year end.

The named executive officers of the Company earned the following total amounts under the QIP for 2006:

John J. Brennan, Chairman, President and Chief Executive Officer	$377,982
John D. Campbell, Executive Vice President Sales & Marketing	$188,264
Lloyd Wirshba, Executive Vice President and Chief Administrative Officer	$167,769
John L. Magee, Executive Vice President Global Operations	$161,250
Vincent A. Paccapaniccia, Executive Vice President, Finance & Administration, Chief Financial Officer	$125,628

On February 19, 2007, the Compensation Committee also approved certain elements of the Executive Compensation Plan for 2007:

1. The Compensation Committee approved quarterly earnings before tax (EBT) targets as the quarterly financial objectives under the QIP for 2007. The Committee also determined that, consistent with 2006, one hundred percent of the QIP payment for the Chief Executive Officer would be based on achievement of these quarterly EBT targets and for all other executives, two-thirds of the QIP payment would be based on achievement of these quarterly EBT targets and one-third would be based upon achievement of individual (MBOs) approved and evaluated by the Compensation Committee twice per year. The Committee approved the MBOs for the first half of 2006 at the February 19, 2007 meeting. The portion of each executive’s QIP payment that is based upon quarterly EBT targets is allocated equally among the four quarters of the year. Payment for each quarter may range from 25% to 100% of the amount allocated to that quarter depending upon the EBT achieved above a minimum threshold. The Chief Executive Officer’s entire QIP payment is made within 90 days after year-end. Payment for the EBT objectives of the other executives is made within 45 days of the close of each quarter. Payment for MBO achievement is contingent upon earning at least one payment for quarterly EBT objectives and is made within 90 days after year-end. All QIP payments will be made in cash.

2. The Compensation Committee approved the EBT targets under the Long Term Incentive Plan (“LTIP”) for each year of the Performance Period beginning January 1, 2007 and ending

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December 31, 2009 (the “2007 LTIP”). Awards under the 2007 LTIP will be determined annually, as soon as practicable following the final determination of EBT for the year, and shall be based upon achieving the threshold, target or stretch levels of EBT established for that year by the Committee. The Committee expects to pay the awards for achievement of EBT targets for each year of the 2007 LTIP in restricted stock units (RSUs) vesting as follows:

For 2007 EBT – in three equal, annual installments beginning on the award date in February 2008.

For 2008 EBT – in two equal, annual installments beginning on the award date in February 2009.

For 2009 EBT – in a single installment on the award date in February 2010.

The Compensation Committee retains the discretion to pay some or all of these annual awards in cash. The Compensation Committee also resolved that it intended all performance goals applicable to such grants be adjusted to reflect the effects of any change in the Company’s capitalization (such as an offering of stock, stock dividend, stock split or stock combination), any merger, consolidation or reorganization of the Company, any acquisition or divestiture by the Company, or any change in applicable accounting rules or principles, in each case, in a manner consistent with the financial accounting treatment of such event or transaction and to the fullest extent such adjustments are consistent with section 162(m) of the of the Internal Revenue Code.

The Compensation Committee had previously, at a meeting held on October 30, 2006, determined the target awards for the participants in the QIP for 2007 and the 2007 LTIP.

The target awards for the QIP for the named executive officers, expressed as a percentage of their base salary at January 1, 2007 are:

John J. Brennan, Chairman, President and Chief Executive Officer	100%
John L. Magee, Executive Vice President Global Operations	75%
John D. Campbell, Executive Vice President Sales & Marketing	100%
Lloyd Wirshba, Executive Vice President and Chief Administrative Officer	75%
Vincent A. Paccapaniccia, Executive Vice President Finance and Administration And Chief Financial Officer	75%

The target awards for the 2007 LTIP for the Chief Executive Officer and the other named executive officers are 100% and 50%, respectively, of base salary at January 1, 2007. This target award amount is allocated equally over the three years of the 2007 LTIP and participants are entitled to receive 50%, 100% or 150% of the annual target amount for achievement of the threshold, target and stretch levels of EBT, respectively. There is no payment for EBT below the threshold level.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ICT GROUP, INC.

By:	/s/ Jeffrey C. Moore
Jeffrey C. Moore
Senior Vice President and General Counsel

Dated: February 23, 2007

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